Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Speedemissions, Inc.

1015 Tyrone Road, Suite 220

Tyrone, Georgia 30290

We hereby consent to the use of our report dated March 30, 2012 on our audit relating to the consolidated balance sheets of Speedemissions, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which is included in the

Form 10-K.

/s/ Habif, Arogeti & Wynne, LLP
Habif, Arogeti & Wynne, LLP
Atlanta, Georgia March 30, 2012